December 20, 2016
Limelight Networks(R) Issues Guidance for 2017
Limelight Networks, Inc. (Nasdaq:LLNW) (Limelight), a global leader in digital content delivery, today issued the following guidance for full year of 2017, based on current conditions:

•	Revenue between $175 - $180 million

•	GAAP gross margin improvement of over 150 basis points

•	Non-GAAP earnings per share between $0.02 and $0.06 per share

•	Adjusted EBITDA between $22 and $27 million

•	Capital Expenditures of approximately $20 million
“In 2016, we have strengthened the financial and operational foundation of the company. On relatively flat revenue, we’ve made meaningful improvements to the profitability profile of the company, even as we delivered more traffic, expanded our global reach and added capability and resiliency. The investments we continue to make, current trends in our business and gradually returning industry strength leads us to issue this balanced guidance. We believe our reasonable approach to profitability and revenue growth provides the best opportunity for effective shareholder value creation,” said Sajid Malhotra, Limelight’s Chief Financial Officer.
“Compared to 2016, we expect to invest more in sales and marketing, and spend additional capex to expand our geographic presence. As the year comes to an end, we want to recognize and thank our customers for their confidence and commitment, our employees for their hard work and dedication, our business partners and vendors for their outstanding allegiance, and our shareholders for their patience and support. The team at Limelight is working hard to end 2016 on a strong note and deliver a markedly better 2017,” he added.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. These statements include, among others, statements regarding our strategic focus; our expectations regarding revenues for the full year 2017; gross margin, non-GAAP net income (loss) and capital expenditures for the full year 2017; our future prospects; and our position in our industry. Our expectations and beliefs regarding these matters may not materialize. The potential risks and uncertainties that could cause actual results or outcomes to differ materially from the results or outcomes predicted include, among other things, reduction of demand for our services from new or existing customers, unforeseen changes in our hiring patterns, adverse outcomes in litigation, and experiencing expenses that exceed our expectations. A detailed discussion of these factors and other risks that affect our business is contained in our SEC filings, including our most recent reports on Forms 10-K and 10-Q, particularly under the heading “Risk Factors.” Copies of these filings are available online on our investor relations website at investors.limelightnetworks.com and on the SEC website at www.SEC.gov. All information provided in this release and in the attachments is as of December 20, 2016, and we undertake no duty to update this information in light of new information or future events, unless required by law.

About Limelight
Limelight Networks (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s award winning Limelight Orchestrate™ platform includes an integrated suite of content delivery technology and services that helps organizations secure digital content, deliver exceptional multi-screen experiences, improve brand awareness, drive revenue, and enhance customer relationships — all while reducing costs. For more information, please visit www.limelight.com, read our blog, follow us on Twitter, Facebook and LinkedIn and be sure to visit Limelight Connect.”
Copyright (C) 2016 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners.
Source: Limelight Networks
Language:
English
Contact:
Limelight Networks, Inc.
Sajid Malhotra, 602-850-5778
ir@llnw.com
Ticker Slug:
Ticker: LLNW
Exchange: NASDAQ